Exhibit 99.2

Investor Relations: Alondra Oteyza, +1.713.879.1771, alondra.oteyza@bakerhughes.com Media Relations: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes outlines path for the future

•	To reduce costs by simplifying its organization and rationalizing its operational footprint

•	Commercial strategy focused on its core strengths in product innovation, while building broader channels for its technology and products

•	Announces plans to buy back $1.5 billion of shares and $1 billion of debt with $3.5 billion merger breakup fee

•	Chairman and CEO Martin Craighead and Chief Financial Officer Kimberly Ross to provide more details on Tuesday, May 3 at 7 a.m. Central Time (8 a.m. Eastern Time)

HOUSTON (May 2, 2016) – Following the termination of its merger agreement, Baker Hughes Incorporated today outlined a series of actions to reduce costs and simplify its business, enhance its commercial strategy, and optimize its capital structure.

The steps are intended to strengthen the company’s competitive position, financial performance and shareholder returns during the ongoing industry challenges of today and for the additional opportunities that will be available when the market recovers.

Baker Hughes Chairman and CEO Martin Craighead said that the company is well positioned to build on its heritage as a product innovator, focusing on the development of products that lower costs and maximize production for operators in the oil and gas industry.

“Innovation is what we do best and what our customers need the most. It is an enviable capability that is part of our culture and continues to differentiate us in the market. Baker Hughes also has an experienced and exceptionally talented team of people, a global footprint, and industry-leading products, services and technology expertise,” Craighead said. “More than ever, our customers need to lower their costs and maximize production. These objectives align with our strengths in Well Construction, where we have leading capabilities in drilling services, drill bits and completions, and Well Production, where we have a unique portfolio with artificial lift systems, wireline services and production chemicals. We intend to build on our strong foundation and market position by simplifying the structure of our business and evolving our commercial strategy to deliver significant value to shareholders.”

Actions outlined by the company include:

Improving operational efficiency and effectiveness

Baker Hughes is taking immediate steps to remove significant costs that were retained in compliance with the former merger agreement. In addition to removing those previously disclosed costs, the company is evaluating broader structural changes to further significantly reduce costs and improve efficiency, which will allow it to better serve the rapidly shifting global market.

The initial phase of the cost reduction efforts is expected to result in $500 million of annualized savings by the end of 2016.

Evolving the company’s go-to-market strategy

As it seeks to further capitalize on its leadership position as a product innovator, the company is evolving its go-to-market strategy to align with a changing marketplace and maximize its return on invested capital. The company will be rationalizing where it provides its current full-service model and will build a broader range of global sales channels for select countries, including tailored operating models. These new channels will allow Baker Hughes to take its products to market more efficiently and participate differently in existing markets with lower investment and fewer risks.

In an effort to improve its return on invested capital the company has decided to retain a selective footprint in its U.S. onshore pressure pumping business, while preserving the flexibility to expand for the right opportunities. This approach will allow the company to achieve cash-positive operations in a capital-intensive segment that is expected to remain challenging due to overcapacity, commoditized pricing and low barriers to entry.

Optimizing the company’s capital structure

The company also is taking actions to optimize its capital structure to achieve the right balance between returning capital to shareholders, maintaining strong investment grade ratings and having the necessary cash to fund cost efficiency initiatives, while preserving its financial flexibility.

As part of these plans, the company intends to buy back shares totaling $1.5 billion and debt totaling $1 billion, from proceeds of the $3.5 billion breakup fee. In addition, the company intends to refinance its $2.5 billion credit facility, which expires in September 2016.

“The company will approach these actions thoughtfully, decisively and swiftly to position the company for success and to maximize shareholder value,” Craighead said. “As we implement these changes, we remain focused on running the business efficiently while capitalizing on our strengths as a product innovator to create new growth opportunities. We are extremely appreciative of our customers and their loyalty to Baker Hughes, and our employees are energized to turn our technology expertise into the latest game-changing product innovations that create even more value for them.”

Baker Hughes will provide more details on its plans when Craighead and Senior Vice President and Chief Financial Officer Kimberly Ross host a webcast on Tuesday, May 3 at 7:00 a.m. Central Time (8:00

a.m. Eastern Time). To access the webcast, go to our Events and Presentations page on the Company’s website at: www.bakerhughes.com/investor.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”).  The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.  There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements.  These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings available through the Company’s website at:  www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at:  www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; share and debt repurchases; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 39,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.

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